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                                                                     Exhibit 99


FOR IMMEDIATE RELEASE                                         May 26, 1999
For further information please contact:
Richard L. Park, CFO
(405) 841-2298

Bill Cunningham, President
Guthrie Savings, Inc.
Guthrie Federal Savings Bank
(405) 289-2201


                  AGREEMENT ANNOUNCED FOR LOCAL OKLAHOMA BANK
                    TO ACQUIRE GUTHRIE FEDERAL SAVINGS BANK


         OKLAHOMA CITY--Local Oklahoma Bank and Guthrie Savings, Inc., the parent company of Guthrie Federal Savings Bank, announced today that they have entered into a definitive agreement for Local to acquire the Guthrie-based savings institution.

         Each share of Guthrie Savings, Inc. common stock will be purchased for $22.25 in cash. The transaction is subject to stockholder approval by Guthrie shareholders and banking regulatory approval. It is anticipated that the transition will close in the fourth quarter, 1999.

         Guthrie Federal Savings Bank, operating under a charter dating to 1906, is a publicly held thrift with total assets of $50 million, deposits of $35 million and shareholders' equity of $7 million.

         Bill Cunningham, president of the Guthrie institution said, "We are very pleased to become a part of Local Oklahoma. This move will provide our customers the opportunity to grow with a larger banking entity which offers a broader range of products and services".

         Local Oklahoma Bank's chief executive officer, Ed Townsend, also expressed enthusiasm over the pending acquisition. "The acquisition will move Local another step toward its goal of becoming a major participant in Oklahoma's banking industry. Guthrie Federal Savings Bank is a solid institution with a long history of involvement in the business and community life of north



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central Oklahoma. We will continue with that involvement as part of our company's total commitment to the development of business and banking in this state."

         Headquartered in Oklahoma City, Local Oklahoma Bank operates 50 branches across the state, with concentration in Oklahoma City, Tulsa and Lawton. Local is the state's fifth largest banking institution with in-market deposits exceeding $1.6 billion and total assets of $2.1 billion. Originally chartered as Local Federal Savings and Loan in 1908, the operations of Local Federal were recently consolidated with those of its Tulsa-based bank, Local America, under one name, Local Oklahoma Bank. Local Oklahoma Bank now operates under a National Bank charter.

         Guthrie Savings, Inc. stock is traded under the symbol "GTSV" on the OTC Bulletin Board. Local Oklahoma Bank's parent company, Local Financial Corporation, trades on the AMEX under the symbol "LO".

                                      END